Exhibit 99.1

Contacts:
Quidel Corporation	Lippert/Heilshorn & Associates
Paul E. Landers, Chief Financial Officer	Bruce Voss/Ina McGuinness
(858) 552-7962	(310) 691-7100

QUIDEL REVISES 2004 EPS GUIDANCE DUE TO EXPECTED LITIGATION
EXPENSES FOR PREVIOUSLY ANNOUNCED PATENT LAWSUITS

SAN DIEGO, Calif. (February 27, 2004) – Quidel Corporation (NASDAQ: QDEL), a leading provider of rapid point-of-care diagnostic tests, today announced it is revising its 2004 earnings guidance due to anticipated legal expenses associated with the previously announced complex patent infringement litigation involving Inverness Medical Innovations, Inc. (Amex: IMA) and Applied Biotech, Inc. related to lateral-flow technology.

“Quidel’s financial guidance for 2004 has been revised only with respect to anticipated higher expenses related to the pending litigation.  This development does not reflect any change in the positive outlook we hold for product sales growth this year.  We believe it is critical that Quidel, which is a leader in this industry, properly protect its intellectual property for the long-term interest of all Quidel stakeholders,” stated S. Wayne Kay, President and Chief Executive Officer of Quidel.

Revised 2004 Financial Guidance

For 2004, Quidel is reiterating its total revenue guidance of between $104 million and $109 million, which represents growth of 9% to 12% compared with 2003 results.  However, due to a material increase in expenses associated and now expected with this patent litigation, full-year 2004 earnings per share on a diluted basis are projected to be between $0.25 and $0.27, compared with previous 2004 EPS guidance of between $0.39 and $0.44 on a diluted basis.  This revised guidance represents between 19% and 29% growth over 2003 diluted EPS of $0.21, excluding the one-time tax benefit of $13.3 million. Quidel believes that excluding the non-operational, one-time tax benefit from 2003, diluted EPS is useful information as the measure more closely reflects EPS based on Quidel’s operations and is the measure that Quidel utilizes in comparing EPS. On a GAAP basis, 2003 diluted EPS, which includes the one-time tax benefit, was $0.65. “We are pleased to reiterate the strong earnings and cash flow momentum of our business, despite these litigation expenses,” noted Mr. Kay.

About Quidel

Quidel Corporation, a worldwide company helping women and their families live healthy lives, discovers, develops, manufactures and markets rapid point-of-care (POC) diagnostic tests for detection of medical conditions and illnesses.  These products provide accurate, rapid and cost-effective diagnostic information for acute and chronic conditions associated with women’s health in areas such as reproduction, upper respiratory infections and other clinical conditions.  Quidel provides a broad line of POC diagnostics for pregnancy and infectious diseases, including influenza A and B, Strep throat, pregnancy, H. pylori infection, chlamydia, infectious mononucleosis and infectious vaginitis. Quidel’s products are sold to healthcare professionals for use in physician offices, clinical laboratories and to consumers through several distribution partners.  For more information, please visit www.quidel.com.

This press release contains forward-looking statements within the meaning of the federal securities laws that involve material risks and uncertainties. Many possible events or factors could affect Quidel’s future financial results and performance, such that its actual results and performance may differ materially. As such, no forward-looking statement can be guaranteed. Differences in operating results may arise as a result of a number of factors including, without limitation, seasonality, adverse changes in the competitive and economic conditions in domestic and international markets, actions of our major distributors, manufacturing and production delays or difficulties, adverse actions or delays in product reviews by the U.S. Food and Drug Administration, product liability, intellectual property, environmental or other litigation, and the lower acceptance of our new products than forecast. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements are expressed differently. The risks described in reports and registration statements that we file with the SEC from time to time should be carefully considered. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release.  We undertake no obligation to publicly release the results of any revision of the forward-looking statements.

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